        Exhibit 10.1

COLGATE-PALMOLIVE COMPANY
EXECUTIVE OFFICER CASH SEVERANCE POLICY

Colgate-Palmolive Company (the “Company”) will not execute any new severance agreement with an executive officer that provides for Cash Severance Benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target annual bonus opportunity, without seeking stockholder ratification of the agreement. “Cash Severance Benefits” include:

•Payments in connection with the termination of the executive officer’s employment;
•Payments for any consulting services;
•Payments to secure an agreement not to compete with the Company;
•Payments in excess of, or outside of, the terms of a Company plan or policy; or
•Payments to offset tax liability in respect of any of the foregoing.

For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans prior to the executive officer’s termination, (b) earned retirement benefits, consistent with normal practices, provided under the Company’s retirement plans, (c) perquisites, insurance, disability and other non-cash benefits generally available to other employees, or (d) payments based on accrued qualified and non-qualified deferred compensation plans, including without limitation the Company’s supplemental retirement and savings plans.